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                                                                       EXHIBIT 5

                     LETTERHEAD OF CHADBOURNE & PARKE LLP
                             30 ROCKEFELLER PLAZA
                           NEW YORK, NEW YORK  10112
                                (212) 408-5100



                                                                  April 15, 1999



Fortune Brands, Inc.
1700 East Putnam Avenue
Old Greenwich, Connecticut  06870-0811


Dear Sirs:

          In connection with the registration under the Securities Act of 1933, as amended (the "Act"), by Fortune Brands, Inc. (the "Company") of its debt securities in an aggregate principal amount (or net proceeds, in the case of debt securities issued at an original issue discount) of up to $550,000,000 and warrants to purchase such debt securities (the debt securities in such principal amount and the warrants to purchase such debt securities, together with the remaining unissued $450,000,000 aggregate principal amount of such debt securities and warrants to purchase such debt securities presently registered under the Act under the Company's Registration Statement on Form S-3 bearing
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Fortune Brands, Inc.                -2-                          April 15, 1999


Registration No. 33-50832, being herein referred to as the "Debt Securities" and the "Debt Warrants", respectively) to be offered and sold by the Company from time to time in accordance with Rule 415 under the Act, and the shares of Common Stock, par value $3.125 per share, of the Company ("Common Stock") and any accompanying Preferred Share Purchase Rights of the Company ("Rights") issuable or deliverable upon conversion of any convertible Debt Securities, we advise as follows:

          We are familiar with the Restated Certificate of Incorporation and By-laws of the Company as amended to the date hereof, and we have reviewed (i) the Registration Statement on Form S-3 to be filed by the Company under the Act with respect to the Debt Securities, the Debt Warrants and the shares of Common Stock and any Rights issuable or deliverable upon conversion of any convertible Debt Securities (the "Registration Statement"), (ii) the form of Indenture to be dated as of April 15, 1999 between the Company and The Chase Manhattan Bank, as Trustee, under which Debt Securities may be issued (the "Indenture") and (iii) the forms of Debt Warrant Agreements (the "Debt Warrant Agreements") between the Company and each debt warrant agent to be named therein under which Debt Warrants may be issued. We are familiar with the various corporate proceedings
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Fortune Brands, Inc.                -3-                          April 15, 1999



heretofore taken and additional proceedings proposed to be taken by the Company in connection with the authorization, registration, issuance and sale of the Debt Securities, the Debt Warrants and the shares of Common Stock and any accompanying Rights issuable or deliverable upon conversion of any convertible Debt Securities. We have also examined originals, or copies certified to our satisfaction, of such corporate records of the Company and other instruments, certificates of public officials and representatives of the Company and other documents as we have deemed necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to questions of fact material to this opinion, we have, when relevant facts were not independently established, relied upon certificates of officers of the Company and appropriate public officials.

          On the basis of the foregoing, and having regard for such legal considerations as we deem relevant and subject to (1) the terms of the Debt Securities and the Debt Warrants being otherwise in compliance with applicable law at the time of issuance thereof, (2) the authorization by the Trustee of the Indenture under which the Debt Securities
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Fortune Brands, Inc.                -4-                           April 15, 1999



of each series are issued and the due execution and delivery thereof by the Company and the Trustee, and (3) the authorization by the relevant debt warrant agents of the Debt Warrant Agreements under which the Debt Warrants are issued and the due execution and delivery thereof by the Company and the relevant debt warrant agents, we are of the opinion that when (i) the Registration Statement has become effective under the Act, (ii) the Indenture has been qualified under the Trust Indenture Act of 1939, as amended, (iii) the Debt Securities have been duly authorized, executed and authenticated as provided in the Indenture and delivered against payment therefor, and (iv) the Debt Warrants have been duly authorized and executed as provided in the Debt Warrant Agreements and delivered against payment therefor:

          A. The Debt Securities will be legally and validly issued and will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors' rights in general and general principles of equity (regardless of whether such
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Fortune Brands, Inc.                -5-                           April 15, 1999


enforceability is considered in a proceeding in equity or at law).

          B. The Debt Warrants will be legally and validly issued and will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors' rights in general and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          C. The shares of Common Stock issuable or deliverable upon conversion of any convertible Debt Securities, when and if issued or delivered in accordance with the Indenture and the terms of such Debt Securities and in accordance with resolutions of the Board of Directors of the Company or the Executive Committee thereof, will be legally and validly issued, fully paid and nonassessable and any accompanying Rights issuable or deliverable with such shares of Common Stock upon conversion of any convertible Debt Securities, when and if issued or delivered in accordance with resolutions of the Board of Directors of the
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Fortune Brands, Inc.                -6-                           April 15, 1999


Company or the Executive Committee thereof, will be legally and validly issued.

          We express no opinion herein as to any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the reference to this firm under the captions "Legal Opinion" in each of the Prospectus constituting a part of the Registration Statement and the form of Prospectus Supplement to be filed therewith.

                             Very truly yours,

                             CHADBOURNE & PARKE LLP